Exhibit a(1)(M)

Date: August 9, 2012

To: Eligible participants with no election on file

From: HR Representative

Subject: Last chance – Option exchange offer ends tomorrow (August 10 at 9pm Pacific Time)

As of approximately 3 p.m. Pacific Time, our records indicate you have not yet made an election for the option exchange program. Please don’t forget to log on to www.corp-action.net/Dolby to view the offer details and submit your election by tomorrow, Friday, August 10 at 9:00 p.m. Pacific Time. If you make no election and/or choose not to participate, you will keep your outstanding stock options with their current terms and conditions.

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Date: August 9, 2012

To: Eligible participants

Subject: Final Reminder - Stock Option Exchange Program Expires Tomorrow (August 10 at 9:00 p.m. Pacific Time) / Amendment to Offering Document

Please note that the Offer to Exchange Certain Outstanding Options for Restricted Stock Units, distributed on July 16, 2012 (the “Offer to Exchange”), has been amended to incorporate by reference financial information from Dolby’s quarterly report on Form 10-Q for the fiscal quarter ended June 29, 2012, filed August 8, 2012, and to provide updated information on the trading price of Dolby Class A common stock. The amendment is available at www.corp-action.net/Dolby. A paper version of the amended Offer to Exchange is available upon request.

As a reminder, Dolby’s voluntary offer to exchange certain underwater stock options for a lesser number of restricted stock units, subject to a new vesting schedule (referred to as the “offer”) is scheduled to expire at 9:00 p.m., Pacific Time, on August 10, 2012. If you wish to exchange any of your eligible option grants for a lesser number of restricted stock units, you must complete and submit your election prior to the expiration of the offer. If you have already submitted your election, you have until the offer expires to withdraw your elected options or change your election.

You may notify us of your election (or change in your election) in one of the following two ways:

•	By making an election online at the offer website at www.Corp-action.net/Dolby. Your online election must be submitted before the offer expires.

•

By completing an election form or withdrawal form (required method for France). To request a copy of the applicable form, please contact the Computershare Call Center at 866-438-1109 (within the U.S.) or +1-201-680-6942 (call collect outside the U.S.). The Call Center is open 24 hours a day, 5 days a week, Monday through Friday Pacific Time. You must complete, sign and return the election form or withdrawal form to Computershare (the specialized provider of employee equity plan services that Dolby has engaged to assist with the implementation of the offer) via U.S. mail (or other post) or Federal Express (or similar delivery service) according to the instructions contained in the election form or withdrawal form before the offer expires. If you are located in France, you must submit your election or withdrawal using this method.

Only responses that are complete and actually received by Computershare by the offer’s expiration will be accepted. Responses submitted by any other means, including hand delivery, interoffice delivery, fax or e-mail are not permitted. If you have questions, please contact the Computershare Call Center at 866-438-1109 (within the U.S.) or +1-201-680-6942 (call collect outside the U.S.). The Call Center is open 24 hours a day, 5 days a week, Monday through Friday Pacific Time. Interpreter services are available upon request.

This notice does not constitute the terms of the offer. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units, and all documents referenced therein; (2) the e-mail from Andrew Dahlkemper, dated July 16, 2012 and the e-mail from dolbyoptionexchange@dolby.com, dated July 16, 2012; (3) the election form; and (4) the withdrawal form. You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.